PGIM, Inc. and the Noteholders signatory hereto
c/o Prudential Capital Group
2029 Century Park East, Suite 715
Los Angeles, CA 90067
As of September 15, 2017
Alexander & Baldwin, LLC
Alexander & Baldwin, Inc.
822 Bishop Street
Honolulu, Hawaii 96801-3440

Re:	Amendment to Second Amended and Restated Note Purchase and Private Shelf Agreement
Ladies and Gentlemen:
Reference is made to that certain Second Amended and Restated Note Purchase and Private Shelf Agreement, dated as of December 10, 2015 (as amended or otherwise modified from time to time, the “Agreement”), by and among Alexander & Baldwin, LLC, a Delaware limited liability company (the “Company”), Alexander & Baldwin, Inc., a Hawaii corporation, and the other Guarantors from time to time party thereto, Prudential and each Prudential Affiliate (as defined therein) that is or may become bound by certain provisions thereof. Capitalized terms used and not otherwise defined herein shall have the meanings provided in the Agreement.
1.    Amendments to Agreement. Pursuant to the provisions of paragraph 12C of the Agreement, and subject to the terms and conditions of this letter agreement, the undersigned holders of Notes (the “Noteholders”), the Company and Holdings hereby agree that the Agreement is hereby amended, as follows:
1.1    The introductory paragraph immediately preceding paragraph 1 is amended and restated, as follows:
“Each of the undersigned, Alexander & Baldwin, LLC, a Delaware limited liability company (the “Company”), Alexander & Baldwin, Inc., a Hawaii corporation (as such entity may be converted to a Hawaii limited liability company named Alexander & Baldwin Investments, LLC, as part of the Reorganization, “A&B”), and the Persons which are or hereafter become Guarantors hereby agrees with you as follows:”
1.2    Clause (vi) of paragraph 5A is amended and restated, as follows:
“(vi)    with reasonable promptness, such other financial data and documentation evidencing the Reorganization as any holder of Notes may reasonably request.”
1.3    Paragraph 5G is amended and restated, as follows:
“5G.    Guarantors. Each of Holdings and the Company covenants that:
(i)    concurrently with any such time as any Person becomes a guarantor or other obligor under any Principal Credit Facility (other than a Principal Credit Facility under which one or more Foreign Subsidiaries are the primary obligors), Holdings or the Company shall cause such Person to (i) become a party to the Multiparty Guaranty by executing and delivering to the holders of the Notes a Joinder Agreement, and (ii) deliver to the holders of the Notes such organization documents, resolutions and favorable opinions of counsel, all in form, content and scope similar to those delivered on June 29, 2012 (which was the Initial Closing Day (as defined in the Prior Agreement)) with respect to A&B or otherwise reasonably satisfactory to the Required Holders;
(ii)    concurrently with any such time as the Company has created a new LLC Series, such LLC Series and the Company shall execute and deliver a Series Joinder Agreement for the benefit of the holders of the Notes; and
(iii)    concurrently with the consummation of the Reorganization, (a) the New Parent will agree to become bound by the obligations in this Agreement which apply to Holdings (and at such time and thereafter A&B’s obligations under this Agreement will be limited to its obligations as a Guarantor under paragraph 11) and (b) the New Parent and any other Subsidiary of the New Parent that owns, directly or indirectly, an Equity Interest in the Company shall (i) become a Guarantor by executing and delivering to the holders of the Notes a Joinder Agreement and (ii) deliver to the holders of the Notes such organization documents, resolutions and favorable opinions of counsel, all in form, content and scope similar to those delivered on June 29, 2012 with respect to A&B or otherwise reasonably satisfactory to the Required Holders.”
1.4    A new paragraph 5I is added, as follows:
“5I.    REIT Status. Upon and after the consummation of the Reorganization, Holdings will, and will cause each of its Subsidiaries to, operate its business at all times so as to satisfy all requirements necessary to maintain Holdings’ qualification as a REIT. Upon and after the consummation of the Reorganization, Holdings will maintain adequate records so as to comply in all material respects with all record keeping requirements relating to its qualification as a REIT and applicable regulations of the Department of the Treasury promulgated thereunder and will properly prepare and timely file with the United States Internal Revenue Service all returns and reports required thereby.”
1.5    Each of paragraphs 6A(1), 6A(2) and 6A(3) is amended and restated, as follows:
“6A(1).    Minimum Consolidated Shareholders’ Equity. Holdings shall not permit the Consolidated Shareholders’ Equity at any time to be less than the sum of (i) $850,580,000, plus (ii) 75% of the net proceeds received from issuances of Holdings’ Equity Interests after January 1, 2017, minus (iii) non-recurring one-time expenses (whether cash or non-cash) incurred in accordance with GAAP in connection with or as a result of the Triggering Event and determined on an after tax basis; provided that the aggregate amount deducted under this clause (iii) for all periods shall not exceed $70,000,000 and shall only be permitted to be deducted for so long as incurred no later than the date that is 18 months after the Triggering Event, minus (iv) the amount paid in cash for the one-time special distribution (as defined in Holdings’ Form S-4 filed July 14, 2017, as amended), minus (v) non-recurring one-time expenses (whether cash or non-cash) incurred in accordance with GAAP in connection with the REIT evaluation and conversion, determined on an after tax basis; provided that the aggregate amount deducted under this clause (v) for all periods shall be equal to the amount charged to Consolidated Shareholders’ Equity, but limited to $35,000,000 on a pre-tax basis, plus (vi) net income attributable to REIT conversion adjustments to deferred tax assets and liabilities.
6A(2).    Fixed Charge Coverage Ratio. The ratio of Adjusted EBITDA to Fixed Charges to be less than 1.50 to 1.00 at the end of any fiscal quarter.

6A(3).    Debt to Total Adjusted Asset Value. The ratio of the consolidated Debt of Holdings and its Subsidiaries to Total Adjusted Asset Value at any time to exceed 0.60 to 1.00.”
1.6    Paragraph 6A(5) is amended and restated, as follows:
“6A(5).    Priority Debt. The aggregate principal amount of Priority Debt at any time to exceed 25% of the Total Adjusted Asset Value at such time.
1.7    Paragraph 6A(6) is amended and restated, as follows:
“6A(6). Minimum Unencumbered Fixed Charge Coverage Ratio. In the event the Company elects, for purpose of (and as provided in) clause (b) of the definition of Total Adjusted Asset Value, to have an appraisal performed to determine the Appraised Value of Agricultural Land which is not leased to third parties, then thereafter, if (but only for so long as) such Appraised Value is permitted (by virtue of the requirements for an Appraised Value as set forth in the definition of such term) to be utilized for purpose of determining the value of clause (b) of the definition of Total Adjusted Asset Value at the end of any fiscal quarter, Holdings and its Subsidiaries shall maintain, at the end of such fiscal quarter, a minimum Unencumbered Fixed Charge Coverage Ratio of at least 1.50 to 1.00.
For purpose of each of paragraph 6A(3) and paragraph 6A(5), at Holdings’ option, (a) Non-Recourse Debt of Holdings or its Subsidiaries with respect to Development Real Properties owned by Holdings or such Subsidiary may be excluded from the calculation of Debt (solely for purpose of paragraph 6A(3)) and Priority Debt (solely for purpose of paragraph 6A(5)) and (b) in each case the Applicable Value (as defined below) of the associated Development Real Properties of Holdings or such Subsidiary shall be excluded from the calculation of Total Adjusted Asset Value; provided that: (i) if the amount of such excluded Non-Recourse Debt exceeds 70% of the book value of the associated Development Real Properties, then Holdings may not elect to exclude the amount of such Non-Recourse Debt from the calculation of Debt and Priority Debt unless the amount of such excluded Non-Recourse Debt is equal to or less than 70% of the Appraised Value of the associated Development Real Properties (the book value of the associated Development Real Properties (if the amount of such excluded Non-Recourse Debt is equal to or less than 70% of the book value of the associated Development Real Properties) or the Appraised Value of the associated Development Real Properties (if the amount of such excluded Non-Recourse Debt exceeds 70% of the book value of the associated Development Real Properties but is equal to or less than 70% of the Appraised Value of the associated Development Real Properties), as applicable, being referred to as the “Applicable Value”); (ii) the aggregate amount of Non-Recourse Debt excluded shall not at any time exceed 15% of the consolidated total assets of Holdings and its Subsidiaries (less cash, cash equivalents, marketable securities, goodwill, non-controlling interest and pension assets) in accordance with GAAP for the most recent fiscal quarter with respect to which financial statements are required to be delivered pursuant to paragraph 5A(i) or (ii); and (iii) the exclusion of the Applicable Value of the associated Development Real Properties from Total Adjusted Asset Value referred to in clause (b) of this sentence shall be calculated only after giving effect to the reduction, if any, in Total Adjusted Asset Value required by the proviso in clause (c) of the definition of “Total Adjusted Asset Value.”
Subject to the provisions of the last paragraph of each of the definitions of “Total Adjusted Asset Value” and “Unencumbered Income Producing Assets Value” herein, for purposes of all calculations made under the financial covenants set forth in paragraph 6A(2) through and including paragraph 6A(6) for an applicable period, (i) if during such period Holdings, the Company or any other Subsidiary shall have consummated an acquisition of a Significant Subsidiary or a Significant Line of Business, (x) Adjusted EBITDA for such period shall be calculated after giving pro-forma effect thereto as if such transaction occurred on the first day of such period; provided, that if the aggregate purchase price for any such acquisition is greater than or equal to $25,000,000, Adjusted EBITDA shall only be calculated on a pro-forma basis to the extent such pro-forma calculations are based on audited financial statements or other financial statements reasonably satisfactory to the Required Holders and (y) any Debt incurred or assumed by any Credit Party or Subsidiary (including the Person or property acquired) in connection with such transaction and any Debt of the Person or property acquired which is not retired in connection with such transaction (1) shall be deemed to have been incurred as of the last day of the previous period and (2) if such Debt has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this paragraph determined by utilizing the rate which is or would be in effect with respect to such Debt as at the relevant date of determination, and (ii) if during such period Holdings, the Company or any other Subsidiary shall have consummated a disposition of all or substantially all of the assets of Holdings, the Company or any other Subsidiary or of a majority of the equity interests of a Subsidiary or of a Significant Line of Business, (x) Adjusted EBITDA for such period shall be calculated after giving pro-forma effect thereto as if such transaction occurred on the last day of the previous period and (y) any Debt which is retired in connection with such transaction shall be excluded and deemed to have been retired as of the last day of the previous period.”
1.8    Each of clauses (i), (ii), (vi), (ix), (x) and (xi) of paragraph 6B(1) is amended and restated, as follows:
“(i)    Liens for taxes, assessments and other governmental charges not yet delinquent or which are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;”
“(ii)    Liens (other than Liens imposed by ERISA) incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances of credit, or the guarantee, maintenance, extension or renewal of the same, and which do not in the aggregate materially detract from the value of its property or assets, taken as a whole, or materially impair the use thereof in the operation of its business;”
“(vi)    (a) statutory Liens of banks and rights of set-off, (b) materialmen’s, mechanic’s, carrier’s, repairmen’s, warehousemen’s and other similar Liens arising in the ordinary course of business, and (c) judgment Liens to the extent not constituting an Event of Default under paragraph 7A(xiii));”
“(ix)    deposits to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, and deposits made to secure liability for insurance premiums to insurance carriers;
(x)    subject to compliance with paragraph 6A(5), Liens arising in connection with any capital lease transactions; provided that no such Lien shall extend to or cover any assets other than the assets subject to the applicable capital lease transaction; and
(xi)    Liens securing commercial letters of credit (other than any such letters of credit issued pursuant to the Bank Credit Agreement); provided that no such Lien shall extend to or cover any assets of Holdings or any of its Subsidiaries other than the inventory (and bills of lading and other documents related thereto) being financed by any such commercial letters of credit.”

1.9    The lead-in language to paragraph 6B(2) is amended and restated, as follows:
“6B(2).    Loans and Advances. Make or permit to remain outstanding at any time any loan or advance to any Person, except that (a) Holdings may make loans or advances to any Borrower (as defined in the Bank Credit Agreement) and (b) any Borrower (as defined in the Bank Credit Agreement) or its Subsidiaries may:”
1.10    Paragraph 6B(3) is amended and restated, as follows:
“6B(3).    Merger and Sale of Assets. Merge with or into or consolidate with any other Person or sell, lease, transfer or otherwise dispose of its assets, except that so long as no Default under paragraph 5I would result therefrom:
(i)    any Subsidiary may merge with the Company, so long as the Company is the surviving Person;
(ii)    any Subsidiary may merge with another Subsidiary, or sell, lease, transfer or otherwise dispose of its assets to a Subsidiary of Holdings;
(iii)    any Subsidiary of Holdings may sell, exchange, lease, transfer or otherwise dispose of assets (other than Undeveloped Land) in the ordinary course of business;
(iv)    any Subsidiary of Holdings may sell, lease, transfer or otherwise dispose of assets (other than Undeveloped Land) to Third Parties so long as (A) the fair market value thereof on the date sold, leased, transferred or otherwise disposed of, together with the fair market value of all other assets sold, leased, transferred or otherwise disposed of to Third Parties pursuant to this clause (iv) within the prior 12 months, does not represent more than 20% of the Consolidated Total Assets of Holdings at the end of the fiscal quarter most recently ended as of any date of determination and (B) such assets, together with all other assets sold or otherwise disposed of to Third Parties pursuant to this clause (iv) since the beginning of the most recently ended fiscal year, did not contribute more than 10% of Adjusted EBITDA determined as of the most recent fiscal quarter with respect to which financial statements are required to be delivered pursuant to paragraph 5A(i) or (ii); provided that, notwithstanding the applicable limitations appearing in clauses (A) and (B), above, sales or dispositions in excess thereof in a twelve month period may be made for cash if the proceeds of each such excess sale or disposition (net of taxes thereon) are fully utilized in the acquisition of Permitted Assets and/or applied to the repayment of Permitted Debt, in each case within 365 days from the date of such sale or disposition;
(v)    any Subsidiary of Holdings may (A) engage in Code § 1031 like-kind exchanges with respect to Undeveloped Land, and (B) sell, lease, transfer or otherwise dispose of Undeveloped Land to (1) any Subsidiary of Holdings, (2) a Person which is not (and after giving effect thereto will not be) a Subsidiary, solely in exchange for an equity interest in such Person (unless at the time thereof the intention was that such Person would sell such land in its undeveloped state or that any proceeds would be received on or with respect to such equity interest prior to the time such land is developed for commercial or residential purposes), or (3) Third Parties; provided that if in any twelve month period the aggregate fair market value of Undeveloped Land which is sold, leased, transferred or otherwise disposed of pursuant to this clause (3), is greater than $100,000,000, then, within 365 days from the date of each sale, lease, transfer or other disposition which resulted in the $100,000,000 threshold being exceeded, an amount equal to such excess, net of taxes thereon, shall be fully utilized in the acquisition of Permitted Assets and/or applied to the repayment of Permitted Debt;
(vi)    any Borrower (as defined in the Bank Credit Agreement) may merge or consolidate with another corporation or other Person if (A) such Borrower will be the continuing or surviving entity and (B) no Default or Event of Default would exist immediately after giving effect to such merger or consolidation; and
(vii)    Holdings and its Subsidiaries may consummate the Reorganization.
The foregoing paragraph 6B(3) shall not prohibit dispositions of margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States of America) that is held as treasury stock by Holdings.
1.11    Paragraph 6B(4) is amended and restated, as follows:
“6B(4).    Transactions with Holders of Partnership or Other Equity Interests. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, in the ordinary course of business or otherwise (i) any Affiliate (other than in the capacity of an employee, director or officer), or (ii) any Person owning, beneficially or of record, directly or indirectly, 5% or more of the outstanding voting equity of Holdings, A&B, the Company or any other Subsidiary, or any executive officer (as such term is defined under the Exchange Act) of Holdings, A&B, the Company or any other Subsidiary (other than in such Person’s capacity as an employee); provided, however, that such acts and transactions may be performed or engaged in if (a) they are entered into upon terms no less favorable to Holdings, A&B, the Company or such other Subsidiary than if no such relationship described in clauses (i) or (ii) above existed and such acts or transactions are otherwise permitted by this Agreement, (b) they are acts and transactions in which the only consideration given by Holdings or any of its Subsidiaries is the issuance by Holdings or A&B of its capital stock, (c) they are between Holdings and/or any of its Subsidiaries or (d) they are otherwise permitted under paragraph 6C hereof.
1.12    Paragraph 6C is amended and restated, as follows:
“6C.    Restricted Payments. Holdings covenants that it will not declare or pay any dividend or other distribution on any class of its capital stock or other equity interests, redeem or repurchase any such interests or make any other distribution on account of any such interests (all of the foregoing being “Restricted Payments”) except that Holdings may make (a) minimum dividends required to maintain Holdings’ status as a REIT under the Code and to avoid the payment of any income tax or excise tax by Holdings, (b) the earnings and profits purge dividend required to be made by applicable law in connection with the REIT conversion and (c) other Restricted Payments in any amount so long as (i) no Default under paragraphs 5A(i) or (ii) (and no Default in the requirement to send an accompanying compliance Officer’s Certificate) or Event of Default shall then exist or would exist after giving effect to any such Restricted Payment and (ii) any such Restricted Payment will not violate any applicable law or regulation.”
1.13    Paragraph 6D is amended and restated, as follows:
“6D.    Economic Sanctions, Etc. Each of Holdings and the Company covenants that it will not, and will not permit any Controlled Entity (a) to become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly to have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder to be in violation of, or the target of sanctions under, any U.S. Economic Sanctions Laws (or similar laws of jurisdictions other than the United States) applicable to such holder, or (ii) is prohibited by any U.S. Economic Sanctions Laws.”
1.14    A new paragraph 6E is added, as follows:
“6E.    Additional Agreements. Holdings agrees that, after consummation of the Reorganization: (a) it will not form or permit to exist at any such time any direct Subsidiary (other than A&B); and (b) it will not permit A&B to form or permit to exist at any such time any direct Subsidiary (other than the Company or any LLC Series).”
1.15    Each of clauses (ii), (iv), (v), (xii) and (xiii) of paragraph 7A is amended and restated, as follows:
“(ii)    Holdings, the Company or any other Subsidiary: (a) defaults in any payment of principal of, or premium or interest on, any obligation (v) for money borrowed, (w) under any conditional sale or other title retention agreement, (x) issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage, (y) under notes payable or drafts accepted representing extensions of credit or (z) Guarantees of the foregoing, in each case, constituting Recourse Debt (other than the Notes), after the expiration of any period of grace provided with respect thereto, or Holdings, the Company or any other Subsidiary fails to perform or observe any other agreement, term or condition contained in any agreement evidencing Recourse Debt (or any other event thereunder or under any such agreement occurs and is continuing), after the expiration of any grace period, and the effect of such payment default or other failure or event is to cause, or to permit the holder or holders of such obligation to cause, with the giving of notice if required, such obligation to be demanded or to become due (or to become subject to required repurchase or an offer to repurchase by Holdings, the Company or any other Subsidiary) prior to any stated maturity; provided that the aggregate amount of all obligations as to which such a payment default or other failure or event shall occur exceeds $30,000,000 at the time of such default or other failure or event; or (b) defaults in any payment of principal of, or premium or interest on, any obligation (v) for money borrowed, (w) under any conditional sale or other title retention agreement, (x) issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage, (y) under notes payable or drafts accepted representing extensions of credit or (z) Guarantees of the foregoing, in each case, constituting Non-Recourse Debt, after the expiration of any period of grace provided with respect thereto, or Holdings, the Company or any other Subsidiary fails to perform or observe any other agreement, term or condition contained in any agreement evidencing Non-Recourse Debt (or any other event thereunder or under any such agreement occurs and is continuing), after the expiration of any grace period, and the effect of such payment default or other failure or event is to cause, or to permit the holder or holders of such obligation to cause, with the giving of notice if required, such obligation to be demanded or to become due (or to become subject to required repurchase or an offer to repurchase by Holdings, the Company or any other Subsidiary) prior to any stated maturity; provided that the aggregate amount of all obligations as to which such a payment default or other failure or event shall occur exceeds $100,000,000 at the time of such default or other failure or event; provided, further, that this paragraph 7A(ii) shall not apply to (1) secured obligations that become due as a result of the voluntary sale or transfer of the property or assets securing such obligations, if such sale or transfer is permitted under the terms of such obligations and such obligations are paid at or prior to the time they become due (or within any applicable grace period) as a result of such transaction, (2) any obligations that become due as a result of a refinancing thereof or (3) any obligations that are mandatorily prepayable prior to the scheduled maturity thereof with the proceeds of the issuance of Equity Interests, the incurrence of other Indebtedness or the sale or other disposition of any assets, so long as such obligations that have become due are so prepaid with the net proceeds required to be used to prepay such obligations when due (or within any applicable grace period) and such event shall not have otherwise resulted in an event of default with respect to such obligations; or”
“(iv)    Holdings or the Company fails to perform or observe any Incorporated Term (if such term has no grace period associated therewith) or fails to perform any agreement contained in (a) paragraphs 5A(i), 5A(ii) or in the flush language immediately succeeding paragraph 5A(vi), and such failure continues for 10 Business Days or (b) paragraphs 5C, 5G, 5H or 6 hereof; or”
“(v)    any Credit Party fails to perform or observe any Incorporated Term which has a grace period associated therewith and such failure shall not be remedied within the applicable grace period, or fails to perform or observe any agreement, term or condition contained herein (other than those specified in the immediately preceding clause (iv)) or in any other Transaction Document and such failure shall not be remedied within 30 days after any Responsible Officer obtaining actual knowledge thereof; or”
“(xii)    (a) any Plan (other than a Multiemployer Plan) shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (b) a notice of intent to terminate any Plan (other than a Multiemployer Plan) shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan (other than a Multiemployer Plan) or the PBGC shall have notified Holdings, the Company or any ERISA Affiliate that a Plan (other than a Multiemployer Plan) may become a subject of any such proceedings, (c) the aggregate amount under all Plans (other than a Multiemployer Plan) of the fair market value of the assets (within the meaning of section 303 of ERISA) is less than 70% of the “Funding Target” (within the meaning of section 303 of ERISA), (d) Holdings, the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (e) Holdings, the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (f) Holdings, the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of Holdings, the Company or any Subsidiary thereunder; and any such event or events described in clauses (a) through (f) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect of the type described in clause (a) or (b) of the definition thereof; or”
“(xiii)    any judgment or decree for the payment of money in the amount of $30,000,000 or more (to the extent not paid or covered by insurance) shall be entered against Holdings, the Company or any of the other Subsidiaries and such judgment or decree shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or”
1.16    Paragraphs 8A, 8B, 8C, 8D, 8E and 8F are amended and restated, as follows:
“8A.    Organization. Each Credit Party (other than any LLC Series) and each Significant Subsidiary is duly organized, validly existing and in good standing under the laws of the state of its organization. Each LLC Series has been duly established by the Company. Each Credit Party and each Significant Subsidiary (i) has the full power and authority to own its properties and to carry on its business as now being conducted, (ii) is duly qualified in every state where the nature of its business requires that it do so, and (iii) is in good standing under the laws of every jurisdiction outside the state of its organization in which it owns or leases property or conducts business and in each case of (ii) and (iii), in which the failure to so qualify would have a Material Adverse Effect. Each Credit Party and each Significant Subsidiary has complied in all material respects with (or is exempt from the application of) all material federal, state and local laws, regulations and orders that are, or in the absence of any exemption could be, applicable to the operations of its business, including public utility, bank holding company, state agricultural and Environmental and Safety Laws, in each case except to the extent that the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Credit Party has full power, authority and right to execute and deliver, and to perform and observe, the provisions of the Transaction Documents to which it is a party and to carry out the transactions contemplated by such Transaction Documents. The execution, delivery and performance of this Agreement and the Notes to be issued hereunder by the Company has been authorized by all necessary corporate, limited liability company and other action, and, when duly executed and delivered, will be the legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable debtor relief laws and by general principles of equity (whether considered in a proceeding at law or in equity). The execution, delivery and performance of this Agreement by each Credit Party (other than the Company) has been authorized by all necessary corporate and other action, and, when duly executed and delivered, will be the legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms. Each of the Company and Holdings represents and warrants that Schedule 8A contains complete and correct lists, as of the date of this Agreement, of the Subsidiaries of Holdings, showing, as to each Subsidiary, the name thereof, the jurisdiction of its organization, and the percentage of equity outstanding owned by Holdings and each other Subsidiary.
8B.    Financial Statements. Holdings and the Company have furnished each Purchaser of any Notes with the following financial statements, identified by a Responsible Officer of Holdings: (i) consolidated balance sheets of Holdings and its Subsidiaries as of the last day in each of the two fiscal years of Holdings most recently completed prior to the date as of which this representation is made or repeated (other than fiscal years completed within 120 days prior to such date for which audited financial statements have not been released) and consolidated statements of income, shareholders’ equity and cash flows of Holdings and its Subsidiaries for each such year, certified by Deloitte & Touche (or such other accounting firm of recognized national standing); and (ii) consolidated balance sheets of Holdings and its Subsidiaries as at the end of the quarterly period (if any) most recently completed prior to such date and after the end of such fiscal year (other than quarterly periods completed within 60 days prior to such date for which financial statements have not been released) and the comparable quarterly period in the preceding fiscal year and consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for the periods from the beginning of the fiscal years in which such quarterly periods are included to the end of such quarterly periods, in each case prepared by Holdings. Such financial statements (including any related schedules and/or notes) have been prepared in accordance with GAAP consistently followed throughout the periods involved, except as expressly noted therein, and show all liabilities, direct and contingent, of Holdings and its Subsidiaries required to be shown in accordance with such principles. The balance sheets fairly present the condition of Holdings and its Subsidiaries as at the dates thereof, and the statements of income, shareholders’ equity and cash flows fairly present the results of the operations and cash flows of Holdings and its Subsidiaries for the periods indicated. In the case of any Closing Day, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect since the end of the most recent fiscal year for which such audited financial statements had been furnished at the time of the Acceptance with respect to the Notes to be issued on such Closing Day.
8C.    Actions Pending. There is no action, suit, investigation or proceeding pending or, to the knowledge of Holdings or the Company, threatened in writing against Holdings, the Company or any other Subsidiary or any properties or rights of Holdings, the Company or any other Subsidiary, by or before any court, arbitrator or administrative or governmental body which could reasonably be expected to result in any Material Adverse Effect.
8D.    Outstanding Debt. None of Holdings, the Company or any Subsidiary has any Debt outstanding that would cause Holdings or the Company not to be in compliance with paragraphs 6A(3), 6A(4) or 6A(5).
8E.    Title to Properties. Each Credit Party and each Significant Subsidiary has such title to its properties and assets as is necessary for the conduct of the business which such Credit Party or such Significant Subsidiary presently undertakes or contemplates undertaking, except where the lack thereof could not reasonably be expected to result in a Material Adverse Effect. There are no Liens on such properties and assets that (i) materially restrict such Credit Party’s or such Significant Subsidiary’s intended use and enjoyment thereof in the ordinary course of business or (ii) are not permitted by paragraph 6B(1). There is no default, nor any event that, with notice or lapse of time or both, would constitute such a default under any lease to which any Credit Party or any such Significant Subsidiary is a lessee, lessor, sublessee or sublessor, except to the extent any of the foregoing defaults could not reasonably be expected to result in a Material Adverse Effect.
8F.    Taxes. Holdings, the Company and each other Significant Subsidiary has filed all material tax returns which are required to be filed by it. Holdings, the Company and each other such Subsidiary has paid all material taxes as shown on its returns and on all assessments received to the extent that such taxes have become due, except such assessments as are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP. Holdings, the Company and the other Subsidiaries do not have any unpaid tax obligations which collectively could reasonably be expected to have a Material Adverse Effect.”
1.17    Paragraph 8T is amended and restated, as follows:
“8T.    Foreign Assets Control Regulations, Etc.
(a)    Neither Holdings nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.
(b)    Neither Holdings nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to Holdings’ knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.
(c)    No part of the proceeds from the sale of the Notes hereunder:
(i)    constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by Holdings or any Controlled Entity, directly or knowingly indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person in violation of applicable U.S. Economic Sanctions Laws (or similar laws of a jurisdiction other than the United States), (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;
(ii)    will be used, directly or knowingly indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or

(iii)    will be used, directly or knowingly indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.
(d)    Holdings has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to promote compliance by Holdings and any Controlled Entity with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.
1.18    Paragraph 8U is amended and restated, as follows:
“8U.    Disclosure. Neither this Agreement nor any other document, certificate or statement furnished to Prudential or any Purchaser by or on behalf of Holdings or the Company in connection herewith, taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading in light of the circumstances under which they were made; provided, that with respect to projections and other pro forma financial information included in such information, Holdings and the Company only represent that such information was based upon good faith estimates and assumptions believed by the preparer thereof to be reasonable at the time made, it being recognized by the Purchasers that such financial information as it relates to future events is not to be viewed as a fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to Holdings or the Company that could reasonably be expected to have a Material Adverse Effect.”
1.19    Paragraph 10B is amended to insert the following new definitions in their proper alphabetical order or to amend and restate the following existing definitions, as applicable, as follows:
“A&B” is defined in the introductory paragraph hereto.
“Adjusted EBITDA” means Consolidated Net Income Before Taxes (for the avoidance of doubt, before deduction for non-controlling interests in any Subsidiary of Holdings) for the period of four consecutive fiscal quarters ended on any date of determination plus, to the extent deducted in the calculation thereof, (i) Consolidated Interest Expense, (ii) depreciation and amortization expenses, (iii) non-cash stock-based compensation expense, (iv) non-cash pension, non-cash postretirement and non-cash nonqualified expenses, (v) non-recurring one-time expenses (whether cash or non-cash) incurred in accordance with GAAP in connection with or as a result of the Triggering Event; provided that the aggregate amount added back under this clause (v) for all periods shall not exceed $45,000,000 and shall only be permitted to be added back for so long as incurred no later than the date that is 18 months after the Triggering Event, and (vi) REIT evaluation costs incurred during such period in an aggregate amount not to exceed $35,000,000 during the term of this Agreement; provided that Adjusted EBITDA shall exclude non-cash gains or losses resulting from the write-up or write-down of assets.
“Amendment No. 1 Effective Date” means September 15, 2017.
“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.
“Authorized Signatory” means (i) in the case of the Company, any individual designated as an “Authorized Signatory” of the Company in the Information Schedule or any other individual designated as an “Authorized Signatory” of the Company for the purpose of this Agreement in a certificate executed by one of the Company’s then existing Authorized Signatories and (ii) in the case of Prudential, any officer of Prudential designated as its “Authorized Signatory” in the Information Schedule or any officer of Prudential designated as its “Authorized Signatory” for the purpose of this Agreement in a certificate executed by one of its then existing Authorized Signatories. Any action taken under this Agreement on behalf of the Company by any individual who on or after the date of this Agreement shall have been an Authorized Signatory of the Company and whom Prudential in good faith believes to be an Authorized Signatory of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Signatory of the Company, and any action taken under this Agreement on behalf of Prudential by any individual who on or after the date of this Agreement shall have been an Authorized Signatory of Prudential, and whom the Company in good faith believe to be an Authorized Signatory of Prudential at the time of such action shall be binding on Prudential even though such individual shall have ceased to be an Authorized Signatory of Prudential.
“Bank Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of the Amendment No. 1 Effective Date, by and among the Company and the other Borrowers (as defined therein), the Guarantors (as defined therein), Bank of America, N.A., as agent, First Hawaiian Bank and the other lenders and financial institutions party thereto, as the same may be amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time.
“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).
“Capitalized Lease Obligations” means, with respect to any Person, any rental obligation of such Person which, under GAAP in effect and adopted by Holdings as of the Amendment No. 1 Effective Date, is or will be required to be capitalized on the books of such Person, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles; provided, that the adoption or issuance of any accounting standards after the Amendment No. 1 Effective Date will not cause any rental obligation that was not or would not have been a Capitalized Lease Obligation prior to such adoption or issuance to be deemed a Capital Lease Obligation.
“Change of Control” means: (a) the acquisition, after the date hereof, by any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934) (but excluding any employee benefit plan of such person or persons or their respective subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) of outstanding shares of voting stock of Holdings representing more than 50% of voting control of Holdings; or (b) the failure of Holdings to directly or indirectly own 100% of the Equity Interests of the Company, Grace or any other Borrower (as defined in the Bank

Credit Agreement) at any time; provided that, at any time after the Reorganization, the failure of Holdings to directly or indirectly own 100% of the Equity Interests of the Company, Grace or any other Borrower (as defined in the Bank Credit Agreement) as a result of the sale or other transfer of Equity Interests in A&B for purposes of acquiring real estate shall not result in a Change of Control so long as (i) Holdings continues to (x) directly or indirectly own more than 50% of the Equity Interests in A&B and (y) control A&B (by possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of A&B, whether through the ownership of voting securities, by contract or otherwise) and (ii) A&B continues to directly or indirectly own 100% of the Equity Interests in the Company, Grace and the other Borrowers (as defined in the Bank Credit Agreement).
“Consolidated Net Income” means, for any period of determination thereof, the consolidated net income from continuing operations of Holdings and its Subsidiaries as determined in accordance with GAAP, provided that the income associated with the sale or condemnation of real estate that is treated as a discontinued operation pursuant to GAAP shall be treated as income from continuing operations to the extent the net proceeds of such sale or condemnation have been reinvested in real estate within twelve months from the date of sale or condemnation.
“Consolidated Shareholders’ Equity” means, at any time of determination thereof for Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP, the sum of (i) consolidated total equity, and (ii) any consolidated mezzanine equity (or other temporary or non-permanent equity) resulting from the application of the Financial Accounting Standards Board Accounting Standards Codification Topic 718, and related stock-based compensation awards issued to management which are puttable upon a change of control; provided, that any determination of Consolidated Shareholders’ Equity shall exclude (i) all non-cash adjustments to Consolidated Shareholders’ Equity resulting from the application of the Financial Accounting Standards Board Accounting Standards Codification Topic 960, and (ii) to the extent otherwise included under the immediately preceding clauses (i) and (ii), non-controlling interests in any Subsidiary of Holdings.
“Debt” means, as to any Person at the time of determination thereof without duplication, (i) any indebtedness of such Person (A) for borrowed money, including commercial paper and revolving credit lines, (B) evidenced by bonds, debentures or notes or otherwise representing extensions of credit, whether or not representing obligations for borrowed money or (C) for the payment of the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, regardless of when such liability or other obligation is due and payable, (ii) Capitalized Lease Obligations of such Person, (iii) Guarantees, assumptions and endorsements by such Person (other than endorsements of negotiable instruments for collection in the ordinary course of business) of Debt of another Person, and (iv) Debt of the types described in the immediately preceding clauses (i) through (iii) of another Person, whether or not assumed, that is secured by Liens on the property or other assets of such Person. “Debt” shall not include a reimbursement obligation incurred in connection with a standby letter of credit issued (i) in support of trade payables or (ii) as condition to receiving (A) a governmental entitlement, (B) a performance bond or (C) a performance guaranty, in each case under the immediately preceding clauses (i) and (ii) to the extent such reimbursement obligation is contingent and to the extent the aggregate amount of such standby letters of credit does not exceed $10,000,000 at any time outstanding.
“Default Rate” means, as to any Shelf Note, that rate of interest that is the greater of (1) 2% over the Interest Rate specified in the caption set forth at the top of such Note, and (2) 2% over the rate of interest publicly announced by JPMorgan Chase Bank from time to time in New York City as its “base” or “prime” rate.

“Fixed Charges” means Consolidated Interest Expense for the period of four consecutive fiscal quarters ended on any date of determination, plus preferred dividends of Holdings accrued during such period, plus scheduled principal payments (excluding (i) balloon payments, (ii) any scheduled principal payments of the Series D Notes, and (iii) amounts outstanding under the Bank Credit Agreement that are classified as current liabilities under GAAP, but only if no Default or Event of Default then exists under this Agreement or the Bank Credit Agreement) of Holdings and its Subsidiaries for the period of four consecutive fiscal quarters next succeeding such date of determination.
“Grace” means Grace Pacific LLC, a Hawaii limited liability company.
“Guarantee” means, without duplication, any obligation, contingent or otherwise, of any Person guaranteeing or having the economic effect of guaranteeing any Debt of any other Person (the primary obligor) in any manner, directly or indirectly, and including any obligation of any partnership or joint venture in which such Person is a general partner or joint venturer if such obligation is not expressly non-recourse to such Person; but excluding (a) a completion guarantee issued in connection with a real estate development project to the extent contingent and not constituting a direct or indirect obligation to re-pay Debt and (b) environmental indemnification agreements.
“Guarantors” means, collectively, (i) A&B, (ii) A&B II, LLC, a Hawaii limited liability company, (iii) Grace, (iv) each LLC Series, and (v) each Person that hereafter becomes a party to the Multiparty Guaranty pursuant to the requirements of paragraph 5G.
“Holdings” means (i) at all times prior to the consummation of the Reorganization, A&B, and (ii) upon, and at all times after, the consummation of the Reorganization, the New Parent.
“LLC Series” means any “series” of the Company established pursuant to Section 18-215 of the Delaware Limited Liability Company Act.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, condition (financial or otherwise) or operations of Holdings and its Subsidiaries taken as a whole, (b) a material impairment of the ability of any Credit Party to perform its material obligations under any Transaction Document, or (c) a material adverse effect on the material rights and remedies of the Purchasers taken as a whole, which material adverse effect was not caused by any Purchaser.
“New Parent” means Alexander & Baldwin REIT Holdings, Inc., a Hawaii corporation (as such entity may be renamed “Alexander & Baldwin, Inc.” as part of the Reorganization).
“Non-Recourse Debt” means, with respect to any Credit Party or Subsidiary, any (a) Debt that is not Recourse Debt, and (b) fully recourse mortgage and similar financings obtained by a Subsidiary of the Company or of any LLC Series if the mortgaged real property constitutes substantially all of the assets of such Subsidiary.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Permitted Debt” means: (i) any unsecured Debt of the Company or a Subsidiary (exclusive of Debt owed to the Company or a Subsidiary) selected by the Company, Grace or any other Borrower (as defined in the Bank Credit Agreement), so long as the aggregate amount of all proceeds from sales or other dispositions which are made after the Amendment No. 1 Effective Date pursuant to the proviso appearing in clauses (iv) or (v) of paragraph 6B(3) and that are applied to the prepayment of such unsecured Debt pursuant to this clause (i) does not exceed $150,000,000; and (ii) after the $150,000,000 basket in clause (i) has been fully utilized, all unsecured Debt of the Company and Subsidiaries (exclusive of any Debt owed to the Company or a Subsidiary) on a pro rata basis, provided that if the Notes and any Principal Credit Facility have become secured pursuant to paragraph 6B(1)(v)(b) at the applicable time after the $150,000,000 basket in clause (i) has been fully utilized, then “Permitted Debt” at such time shall mean the Notes and any Principal Credit Facility which have become secured pursuant to paragraph 6B(v)(b) on a pro rata basis.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity (or any series of an entity).
“Principal Credit Facility” means (a) the Bank Credit Agreement and (b) with regard to Holdings or any Subsidiary, any other credit agreement, loan agreement, note purchase agreement or similar agreement under which credit facilities in the aggregate principal or commitment amount of at least $40,000,000 are provided for, in each case, as any of the same may be amended, amended and restated, supplemented or otherwise modified from time to time; provided, however, that the immediately preceding clause (b) shall exclude (i) all purchase money debt, (ii) all construction and other project financings, and (iii) all nonrecourse loans and credit facilities, and guaranties in respect thereof. Nonrecourse shall, for purposes of this definition, include (a) limited recourse loans and credit facilities at all times during which the recourse portion of such loans and credit facilities (including commitments in respect thereof) is not in excess of $40,000,000, and (b) fully recourse mortgage and similar financings obtained by a Subsidiary of the Company or of any LLC Series if the mortgaged real property constitutes substantially all of the assets of such Subsidiary.
“Prudential” means PGIM, Inc., formerly known as Prudential Investment Management, Inc., and any successor thereto.
“Recourse Debt” means, with respect to any Credit Party or Subsidiary, any Debt, in respect of which contractual recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, and other similar exceptions to recourse liability) is to such Person.
“REIT” means a “real estate investment trust” as defined in Sections 856 through 860 of the Code.
“Reorganization” means that certain corporate reorganization of A&B and its Subsidiaries described in Schedule 6B(3).
“Responsible Officer” means any Credit Party’s (as applicable) chief executive officer, president, chief financial officer, principal accounting officer, treasurer, controller or chief legal officer or any other officer or employee of any Credit Party designated in or pursuant to a notice from Holdings, the Company or such Credit Party to Prudential. Any document delivered hereunder that is signed by a Responsible Officer of any Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.
“Series Joinder Agreements” means (i) that certain Joinder Agreement, dated as of December 31, 2016, executed and delivered by each of the Company, Alexander & Baldwin, LLC, Series R, as a guarantor, Alexander & Baldwin, LLC, Series T, as a guarantor, and Alexander & Baldwin, LLC, Series M, as a guarantor, for the benefit of the holders of the Notes, and (ii) any additional Joinder Agreements substantially identical to the Joinder Agreement described in the immediately preceding clause (i) which the Company and any new LLC Series executes and delivers pursuant to the requirements of paragraph 5G.
“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.
“Subsidiary” means, as to any Person, any other company, whether operating as a corporation, joint venture, partnership, limited liability company or other entity (or any series thereof), which is consolidated with such Person in accordance with GAAP. Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of Holdings.
“Total Adjusted Asset Value” means, at any time of determination thereof, without duplication, (a) the real estate leasing property value (which shall be deemed to be equal to the sum of (i) NOI from Investment Properties for the then or most recently ended two consecutive fiscal quarters multiplied by two divided by the Applicable Cap Rates, plus (ii) NOI from Leased Agricultural Land for the then or most recently ended two consecutive fiscal quarters multiplied by two divided by the Applicable Cap Rates, plus (iii) NOI from Leased Non-Agricultural Land for the then or most recently ended two consecutive fiscal quarters multiplied by two divided by the Applicable Cap Rates), plus (b) the greater of (x) EBITDA (as defined below) generated from the agricultural division of Holdings and its Subsidiaries (excluding, as an abundance of caution, NOI from Leased Agricultural Land) for the period of four consecutive fiscal quarters then or most recently ended divided by 20.0%, and (y) the Appraised Value of Agricultural Land which is not leased to third parties (provided that the determination of whether or not to obtain the appraisal necessary to determine the Appraised Value shall be made at the option of the Company and if the Company does not elect to have an appraisal performed, then clause (x) will be deemed to be greater than clause (y)), plus (c) the book value of Development Real Properties owned by Holdings or any of its Subsidiaries, or by any other entity (other than a Subsidiary) in which Holdings or any of its Subsidiaries owns an equity interest (an “Unconsolidated Joint Venture Entity”), to be included in the determination of “Total Adjusted Asset Value” in an amount (i) in the case of Development Real Properties owned by Holdings or any of its Subsidiaries, equal to such book value (provided that with respect to any Subsidiary of the Company or of any LLC Series that is not wholly-owned, directly or indirectly, by the Company or by such LLC Series (a “Consolidated Joint Venture Entity”), such book value shall be decreased by an amount equal to the noncontrolling interest in such Consolidated Joint Venture Entity as reflected on the most recent consolidated balance sheet of Holdings required to be delivered pursuant to paragraph 5A(i) or (ii)) and (ii) in the case of Development Real Properties owned by an Unconsolidated Joint Venture Entity, equal to the book value of Holdings’ direct or indirect investment in such Unconsolidated Joint Venture Entity, provided that the aggregate amount under this clause (c) shall not comprise more than 30% of the consolidated total assets of Holdings and its Subsidiaries (less cash, cash equivalents, marketable securities, goodwill, non-controlling interest and pension assets) in accordance with GAAP for the most recent fiscal quarter with respect to which financial statements are required to be delivered pursuant to paragraph 5A(i) or (ii), plus (d) the value of the Grace Pacific business (which shall be deemed to be equal to Adjusted EBITDA (but calculated solely with respect to A&B II, Inc. and its Subsidiaries for the then or most recently ended period of four consecutive fiscal quarters) divided by 16.67%), provided that the portion of the Total Adjusted Asset Value derived from this clause (d) shall not exceed 20% of the total amount of the Total Adjusted Asset Value. For purpose of clause (b) of this definition, “EBITDA” means the operating profit of the agricultural division of Holdings and its Subsidiaries, but prior to the deduction in the determination thereof of any expenses in respect of depreciation and amortization.

Notwithstanding anything to the contrary in the foregoing portions of this definition or in the final paragraph of paragraph 6A (immediately preceding paragraph 6B), any asset or Person (together with such Person’s Subsidiaries) acquired by Holdings or any of its Subsidiaries, for purpose of determining the “Total Adjusted Asset Value,” shall be valued at book value during the period from the consummation of such acquisition until the last day of the first four full fiscal quarters occurring after the consummation of such acquisition.
“Transaction Documents” means this Agreement (including the Multiparty Guaranty), the Notes, the Joinder Agreements, the Series Joinder Agreements and any and all other agreements and instruments from time to time executed and delivered by or on behalf of any Credit Party related thereto.
“Triggering Event” means January 6, 2016, on which Holdings or the Company publicly announced its intent to cease the business of cultivating and producing raw sugar.
“Undeveloped Land” means (i) land owned in fee by the Company or any Subsidiary as of December 31, 2016 which at the time of determination has not been developed for commercial or residential purposes, (ii) land acquired by the Company or any Subsidiary subsequent to December 31, 2016 pursuant to a Code section 1031 like-kind exchange (in exchange for land described in clause (i) or (ii) of this definition) which at the time of determination has not been developed for commercial or residential purposes, or (iii) capital stock or other equity interests of a Subsidiary which owns as its principal asset, directly or indirectly, Undeveloped Land described in clause (i) or (ii) of this definition.
“Unencumbered EBITDA” means, for any period of determination, with respect to Holdings and its Subsidiaries on a consolidated basis, without duplication, (i) Adjusted EBITDA derived from Unencumbered Investment Properties and Unencumbered Leased Agricultural Land, (ii) Adjusted EBITDA generated from the agricultural division of Holdings and its Subsidiaries but only to the extent the assets in the agricultural division are Unencumbered Agricultural Division Assets, and (iii) Adjusted EBITDA calculated solely with respect to A&B II, LLC and its Subsidiaries, provided that amounts under this clause (iii) shall be excluded from the calculation of Unencumbered EBITDA if, at any time during such period of determination, any Debt of A&B II, LLC or its Subsidiaries is secured by a consensual Lien except that only Adjusted EBITDA of GLP Asphalt LLC shall be excluded from the calculation of Unencumbered EBITDA if the only Debt of A&B II, LLC or its Subsidiaries which is secured by a consensual Lien consists of (1) the bank facility from Wells Fargo Bank, National Association, in favor of GLP Asphalt LLC in an aggregate commitment or outstanding principal amount not to exceed $30 million, or any extensions (including by amendments or amendments and restatements), refinancings or replacements of such bank facility in an aggregate commitment or outstanding principal amount not to exceed $30 million, and/or (2) the term loan from Bank of Hawaii in favor of GLP Asphalt LLC in an aggregate outstanding principal amount not to exceed $14,000,000, or any extensions, refinancings, replacements, amendments or amendments and restatements of such facility in an aggregate outstanding principal amount not to exceed $14,000,000.
“Unencumbered Fixed Charges” means, for any date of determination, with respect to Holdings and its Subsidiaries on a consolidated basis, the portion of Consolidated Interest Expense attributable to Unsecured Debt for the period of four (4) consecutive fiscal quarters ending on such date, plus preferred dividends of Holdings accrued during such period, plus scheduled principal payments with respect to Unsecured Debt (excluding (i) balloon payments, (ii) any scheduled principal payments of the Series D Notes, and (iii) amounts outstanding under the Bank Credit Agreement that are classified as current liabilities under GAAP, but only if no Default or Event of Default then exists under this Agreement or the Bank Credit Agreement) of Holdings and its

Subsidiaries for the period of four (4) consecutive fiscal quarters next succeeding such date of determination.
“Unencumbered Income Producing Assets Value” means, at any time of determination thereof, without duplication, (i) the NOI from Unencumbered Investment Properties for the then or most recently ended two consecutive fiscal quarters multiplied by two divided by the Applicable Cap Rates, plus (ii) the NOI from Unencumbered Leased Agricultural Land for the then or most recently ended two consecutive fiscal quarters multiplied by two divided by the Applicable Cap Rates, plus (iii) the NOI from Unencumbered Leased Non-Agricultural Land for the then or most recently ended two consecutive fiscal quarters multiplied by two divided by the Applicable Cap Rates, plus (iv) the greater of (x) EBITDA (as defined below) generated from the agricultural division of Holdings and its Subsidiaries but only to the extent the assets in the agricultural division are Unencumbered Agricultural Division Assets (excluding, as an abundance of caution, NOI from Leased Agricultural Land) for the period of four consecutive fiscal quarters then or most recently ended divided by 20.0%, and (y) the Appraised Value of Unencumbered Agricultural Land which is not leased to third parties (provided that the determination of whether or not to obtain the appraisal necessary to determine the Appraised Value shall be made at the option of the Company and if the Company does not elect to have an appraisal performed, then clause (x) will be deemed to be greater than clause (y)), plus (v) the value of the Grace Pacific business (which shall be deemed to be equal to Adjusted EBITDA (but calculated solely with respect to A&B II, LLC and its Subsidiaries for the then or most recently ended period of four consecutive fiscal quarters) divided by 16.67%), provided that amounts under this clause (v) shall be excluded from the calculation of Unencumbered Income Producing Assets Value if, at such time of determination or at any time during such then or most recently ended period of four consecutive fiscal quarters, any Debt of A&B II, LLC or its Subsidiaries is or was secured by a consensual Lien, except that only the value of GLP Asphalt LLC (which shall be deemed to be equal to Adjusted EBITDA (but calculated solely with respect to GLP Asphalt LLC and its Subsidiaries for the then or most recently ended period of four consecutive fiscal quarters) divided by 16.67%) shall be excluded from the calculation of Unencumbered Income Producing Assets Value if the only Debt of A&B II, LLC or its Subsidiaries which is or was secured by a consensual Lien consists or consisted of (1) the bank facility from Wells Fargo Bank, National Association, in favor of GLP Asphalt LLC in an aggregate commitment or outstanding principal amount not to exceed $30 million, or any extensions (including by amendments or amendments and restatements), refinancings, replacements, amendments or amendments and restatements of such bank facility in an aggregate commitment or outstanding principal amount not to exceed $30 million, and/or (2) the term loan from Bank of Hawaii in favor of GLP Asphalt LLC in an aggregate outstanding principal amount not to exceed $14,000,000, or any extensions, refinancings, replacements, amendments or amendments and restatements of such facility in an aggregate outstanding principal amount not to exceed $14,000,000, plus (vi) the net book value (i.e., the book value net of liabilities, whether secured or unsecured) of Development Real Properties owned by Holdings or any of its Subsidiaries or by any other entity (other than a Subsidiary) in which Holdings or any of its Subsidiaries owns an equity interest (an “Unconsolidated Joint Venture Entity”), to be included in the determination of “Unencumbered Income Producing Assets Value” in an amount (I) in the case of Development Real Properties owned by Holdings or any of its Subsidiaries, equal to such net book value (provided that with respect to any Subsidiary of the Company or of any LLC Series that is not wholly-owned, directly or indirectly, by the Company or by such LLC Series (a “Consolidated Joint Venture Entity”), such net book value shall be decreased by an amount equal to the noncontrolling interest in such Consolidated Joint Venture Entity as reflected on the most recent consolidated balance sheet of Holdings required to be delivered pursuant to paragraph 5A(i) or (ii)), and (II) in the case of Development Real Properties owned by an Unconsolidated Joint Venture Entity, equal to the net book value of Holdings’ direct or indirect investment in such Unconsolidated Joint Venture Entity, provided that the aggregate of the net book value of the assets described in this clause (vi) shall be included in the determination of Unencumbered Income

Producing Assets Value only to the extent it comprises 15% or less of the Unencumbered Income Producing Assets Value, plus (vii) the book value of notes receivable held directly by Holdings or its Subsidiaries (or indirectly through a Person other than Holdings or its Subsidiaries) from Persons other than Holdings or any of its Subsidiaries, and the book value of mezzanine equity investments held directly by Holdings or its Subsidiaries (or indirectly through a Person other than Holdings or its Subsidiaries) in other Persons (but without duplication of the immediately preceding clause (vi)), provided that the aggregate book value of such notes receivable and mezzanine investments shall be included in the determination of Unencumbered Income Producing Assets Value only to the extent it comprises 5% or less of the Unencumbered Income Producing Assets Value, provided further that the aggregate of the net book value and the book value (as applicable) of the assets described in the immediately preceding clauses (vi) and (vii) shall be included in the determination of Unencumbered Income Producing Assets Value only to the extent it comprises 15% or less of the Unencumbered Income Producing Assets Value. For purpose of clause (iv) of this definition, “EBITDA” means the operating profit of the agricultural division of Holdings and its Subsidiaries, but prior to the deduction in the determination thereof of any expenses in respect of depreciation and amortization.
Notwithstanding anything to the contrary in the foregoing portions of this definition or in the final paragraph of paragraph 6A (immediately preceding paragraph 6B), any asset or Person (together with such Person’s Subsidiaries) acquired by Holdings or any of its Subsidiaries, for purpose of determining the “Unencumbered Income Producing Asset Value,” shall be valued at net book value during the period from the consummation of such acquisition until the last day of the first four full fiscal quarters occurring after the consummation of such acquisition.
“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.”
1.20    Each of the definitions of “Authorized Officer”, “CISADA”, “OFAC Listed Person”, “Triggering Event Adjusted EBITDA” and “U.S. Economic Sanctions” set forth in paragraph 10B is deleted.
1.21    Paragraph 10C is amended and restated, as follows:
“10C.    Accounting Principles, Terms and Determinations. All references in this Agreement to “generally accepted accounting principles” and “GAAP” shall be deemed to refer to generally accepted accounting principles in effect in the United States at the time of application thereof, but excluding in each case the effects of Accounting Standards Codification 825-10-25 (previously referred to as SFAS 159) or any other accounting standard that would result in any financial liability being set forth at an amount less than the actual outstanding principal amount thereof. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles as in effect from time to time.”
1.22    In each instance in which it appears in paragraphs 2B(5) and 12I, the term “Authorized Officer” is deleted and replaced with “Authorized Signatory”.
1.23    A new Schedule 6B(3) is added to the Agreement in the form set forth behind Exhibit A to this letter agreement.

1.24    The Information Schedule is amended and restated in the form set forth as Exhibit B to this letter agreement.
2.    Potential Coupon Adjustment. Pursuant to the provisions of paragraph 12C of the Agreement, the Noteholders, the Company and Holdings hereby agree that if, after the making of the earnings and profits purge dividend permitted to be made pursuant to clause (c) of paragraph 6C (and required to be made by applicable law in connection with the REIT conversion contemplated to occur in connection with the Reorganization), the Company and Holdings have not delivered a compliance Officer’s Certificate pursuant to paragraph 5A with respect to any fiscal quarter ending on or before September 30, 2018 reflecting that the ratio of the consolidated Debt of Holdings and its Subsidiaries to Total Adjusted Asset Value, as duly computed in such compliance Officer’s Certificate, was equal to or less than 0.35 to 1.00 as of the end of the applicable fiscal quarter, then the coupon (including the applicable default rate) for each Series of the Notes issued and outstanding as of the date of delivery of the compliance Officer’s Certificate for the fiscal quarter ended September 30, 2018 (the “Trigger Date”) and for any and all Accepted Notes which have not yet been purchased and sold hereunder as of the Trigger Date shall automatically, without further consent or other action of any Person, be deemed to be increased by 0.20% per annum, effective as of October 1, 2018 (or effective as of the date of purchase and sale, in the case of such Accepted Notes, if the Coupon Adjustment Cutoff Date has not occurred prior to the date of purchase and sale of such Accepted Notes) and during the period thereafter until the date (the “Coupon Adjustment Cutoff Date”) when the Company and Holdings deliver a compliance Officer’s Certificate pursuant to paragraph 5A reflecting that the ratio of the consolidated Debt of Holdings and its Subsidiaries to Total Adjusted Asset Value, as duly computed in such compliance Officer’s Certificate, was less than or equal to 0.35 to 1.00 at the applicable date of computation, it being acknowledged and agreed by the Noteholders, the Company and Holdings that the coupon (including the applicable default rate) for each such Series of the Notes and for such Accepted Notes shall automatically, without further consent or other action of any Person, be deemed to return to the applicable original coupon on and after the Coupon Adjustment Cutoff Date. If the coupon adjustment provided for in the foregoing portion of this Section 2 is applicable and if any interest payments were made on any Series of the Notes on or after October 1, 2018 and up to and including the Trigger Date, then the Company will promptly, and in any event within five days, after the Trigger Date pay to the holders of the Notes of such Series such additional amounts as would compensate for the additional coupon on the Notes of such Series for the period from October 1, 2018 until the applicable interest payment was made.
3.    Limitation of Modifications. The modifications effected in this letter agreement shall be limited precisely as written and shall not be deemed to be (a) an amendment, consent, waiver or other modification of any other terms or conditions of the Agreement or any other document related to the Agreement, or (b) a consent to any future amendment, consent, waiver or other modification. Except as expressly set forth in this letter agreement, each of the Agreement and the documents related to the Agreement shall continue in full force and effect. The parties hereto acknowledge and agree that this letter agreement constitutes a Transaction Document.
4.    Representations and Warranties. The Company hereby represents and warrants as follows: (i) No Default or Event of Default has occurred and is continuing (both immediately before and immediately after giving effect to the effectiveness of this letter agreement); (ii) each of the Company’s and Holdings’ entering into and performance of the Agreement, as modified by this letter agreement, has been duly authorized by all necessary limited liability company or corporate (as applicable) and other action and do not and will not require any registration with, consent or approval of, or notice to or action by, any Person (including any governmental authority) in order to be effective and enforceable; (iii) the Agreement, as modified by this letter agreement, constitutes the legal, valid and binding obligation of each of the Company and Holdings, enforceable against such Person in accordance with its respective terms except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity; and (iv) immediately after giving effect to this letter agreement, each of the representations and warranties of each of the Company and Holdings set forth in the Agreement is true and correct in all material respects (other than such representations and warranties as are expressly qualified by materiality (including Material Adverse Effect), which representations and warranties shall be true and correct in all respects) as of the date hereof (except to the extent such representations and warranties expressly relate to another date, in which case such representations and warranties are true and correct in all material respects (other than such representations and warranties as are expressly qualified by materiality (including Material Adverse Effect), which representations shall be true and correct in all respects) as of such other date).
5.    Effectiveness.    This letter agreement shall become effective on the date on which:
(i) the Noteholders shall have received a fully executed counterpart of this letter agreement from each Credit Party;
(ii) the Noteholders shall have received a fully executed modification of the Bank Credit Agreement in form and substance reasonably satisfactory to the Required Holders; and
(iii) the Company shall have paid Vedder Price P.C. its accrued and unpaid legal fees and expenses, to the extent such fees and expenses have been invoiced.
6.    Miscellaneous.
(a)    This document may be executed in multiple counterparts, which together shall constitute a single document. Delivery of executed counterparts of this letter agreement by telefacsimile or other secure electronic format (pdf) shall be effective as an original.
(b)    This letter agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the internal laws of New York, excluding choice-of-law principles of the law of such state that would permit the application of the laws of a jurisdiction other than such state.
[Remainder of the page intentionally left blank]

If you are in agreement with the foregoing, please sign this letter agreement in the space indicated below whereupon, subject to the conditions expressed herein, it shall become a binding agreement among each party named as a signatory hereto.
Sincerely,

PGIM, INC. By: /s/ Cornelia Cheng Vice President
THE PRUDENTIAL INSURANCE
   COMPANY OF AMERICA, as a holder of the Series AX Notes, the sole holder of the Series BX Notes, the sole holder of the Series CX Notes, a holder of the Series D Notes, a holder of the Series E Notes and a holder of Shelf Notes

By: /s/ Cornelia Cheng
   Vice President

PRUDENTIAL RETIREMENT INSURANCE
   AND ANNUITY COMPANY, as a holder of the Series AX Notes, a holder of the Series D Notes and a holder of the Series E Notes
By: PGIM, Inc.,
as investment manager
By: /s/ Cornelia Cheng
Vice President

THE GIBRALTAR LIFE INSURANCE CO., LTD., as a holder of the Series AX Notes, a holder of the Series D Notes, a holder of the Series E Notes, a holder of the Series F Notes and a holder of Shelf Notes
By: Prudential Investment Management (Japan), Inc.,
as Investment Manager
By: PGIM, Inc.,
as Sub-Adviser
By: /s/ Cornelia Cheng
Vice President

THE PRUDENTIAL LIFE INSURANCE
   COMPANY, LTD., as a holder of the Series AX Notes and a holder of the Series D Notes
By: Prudential Investment Management (Japan), Inc.,
as Investment Manager
By: PGIM, Inc.,
As Sub-Advisor
By: /s/ Cornelia Cheng
Vice President

PRUCO LIFE INSURANCE COMPANY, as a holder of the Series D Notes By: /s/ Cornelia Cheng Assistant Vice President
FARMERS INSURANCE EXCHANGE, as a holder of the Series E Notes
By: Prudential Private Placement Investors, L.P. (as Investment Advisor)
as Investment Manager
By: Prudential Private Placement Investors, Inc. (as its General Partner)
as Sub-Advisor
By: /s/ Cornelia Cheng
Vice President

MID CENTURY INSURANCE COMPANY, as a holder of the Series E Notes
By: Prudential Private Placement Investors, L.P. (as Investment Advisor)
as Investment Manager
By: Prudential Private Placement Investors, Inc. (as its General Partner)
as Sub-Advisor
By: /s/ Cornelia Cheng
Vice President

PRUDENTIAL LEGACY INSURANCE COMPANY OF NEW JERSEY, as a holder of the Series E Notes By: PGIM, Inc., as investment manager By: /s/ Cornelia Cheng Vice President
FARMERS NEW WORLD LIFE INSURANCE COMPANY, as a holder of the Series E Notes
By: Prudential Private Placement Investors, L.P. (as Investment Advisor)
as Investment Manager
By: Prudential Private Placement Investors, Inc. (as its General Partner)
as Sub-Advisor
By: /s/ Cornelia Cheng
Vice President

PRUDENTIAL ARIZONA REINSURANCE UNIVERSAL COMPANY, as a holder of the Series F Notes By: PGIM, Inc., as investment manager By: /s/ Cornelia Cheng Vice President

UNITED OF OMAHA LIFE INSURANCE COMPANY, as a holder of the Series F Notes
By: Prudential Private Placement Investors, L.P. (as Investment Advisor)
as Investment Manager
By: Prudential Private Placement Investors, Inc. (as its General Partner)
as Sub-Advisor
By: /s/ Cornelia Cheng
Vice President

COMPANION LIFE INSURANCE COMPANY, as a holder of the Series F Notes
By: Prudential Private Placement Investors, L.P. (as Investment Advisor)
as Investment Manager
By: Prudential Private Placement Investors, Inc. (as its General Partner)
as Sub-Advisor
By: /s/ Cornelia Cheng
Vice President

MTL INSURANCE COMPANY, as a holder of the Series F Notes
By: Prudential Private Placement Investors, L.P. (as Investment Advisor)
as Investment Manager
By: Prudential Private Placement Investors, Inc. (as its General Partner)
as Sub-Advisor
By: /s/ Cornelia Cheng
Vice President

PHYSICIANS MUTUAL INSURANCE COMPANY, as a holder of the Series F Notes
By: Prudential Private Placement Investors, L.P. (as Investment Advisor)
as Investment Manager
By: Prudential Private Placement Investors, Inc. (as its General Partner)
as Sub-Advisor
By: /s/ Cornelia Cheng
Vice President

PRUDENTIAL ARIZONA REINSURANCE CAPTIVE COMPANY, as a holder of Shelf Notes By: PGIM, Inc., as investment manager By: /s/ Cornelia Cheng Vice President

ZURICH AMERICAN LIFE INSURANCE COMPANY, as a holder of Shelf Notes
By: Prudential Private Placement Investors, L.P. (as Investment Advisor)
as Investment Manager
By: Prudential Private Placement Investors, Inc. (as its General Partner)
as Sub-Advisor
By: /s/ Cornelia Cheng
Vice President

Accepted and agreed to as of the date first appearing above:

ALEXANDER & BALDWIN, LLC
By: /s/ Paul K. Ito
Name: Paul K. Ito
Its: Authorized Signatory
ALEXANDER & BALDWIN, INC.
By: /s/ Paul K. Ito
Name: Paul K. Ito
Its: Senior Vice President and Treasurer

Each of the Guarantors hereby (a) consents to the amendments and other modification effected by this letter agreement and the other transactions contemplated hereby, (b) reaffirms its obligations under the Multiparty Guaranty (and any Joinder Agreement executed in connection therewith) and its waivers, as set forth in the Multiparty Guaranty, of each and every one of the possible defenses to such obligations, and (c) reaffirms that its obligations under the Multiparty Guaranty are separate and distinct from the respective obligations of the Company and Holdings under the Agreement and the Notes.
ALEXANDER & BALDWIN, INC.

By: /s/ Paul K. Ito
Name: Paul K. Ito
Its: Senior Vice President and Treasurer
GRACE PACIFIC LLC

By: /s/ Gordon C.K. Yee
Name: Gordon C.K. Yee
Its: President
A&B II, LLC

By: /s/ Paul K. Ito
Name: Paul K. Ito
Its: Treasurer
ALEXANDER & BALDWIN, LLC, SERIES R

By: /s/ Paul K. Ito
Name: Paul K. Ito
Its: Senior Vice President, Chief Financial Officer and Treasurer
ALEXANDER & BALDWIN, LLC, SERIES T

By: /s/ Paul K. Ito
Name: Paul K. Ito
Its: Controller
ALEXANDER & BALDWIN, LLC, SERIES M

By: /s/ Christopher Benjamin
Name: Christopher Benjamin
Its: President, Chief Executive Officer, Secretary and Treasurer

EXHIBIT A
Schedule 6B(3)
Reorganization

Holding Company Merger and LLC Conversion
Alexander & Baldwin, Inc., a Hawaii corporation (the “Company”), intends to elect to be subject to tax as a REIT for U.S. federal income tax purposes, commencing with the Company’s 2017 taxable year (the “REIT Election”). In connection with the REIT Election, the Company formed Alexander & Baldwin REIT Holdings, Inc., a Hawaii corporation (“A&B REIT Holdings”), as a direct, wholly owned subsidiary of the Company.
A&B REIT Holdings formed A&B REIT Merger Corporation, a Hawaii corporation, as a direct, wholly owned subsidiary of A&B REIT Holdings (“Merger Sub”), and entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, A&B REIT Holdings and Merger Sub pursuant to which, subject to the conditions set forth in the Merger Agreement, (i) Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation in the merger and as a wholly owned subsidiary of A&B REIT Holdings (the “Merger”), and (ii) each share of Company common stock outstanding immediately prior to the effective time of the Merger will be converted into one share of A&B REIT Holdings common stock.
As a result of the Merger, A&B REIT Holdings will replace the Company as the Hawaii-based, publicly held corporation through which the Company’s operations are conducted and will (through its subsidiaries) conduct all of the operations conducted by the Company immediately prior to the Merger. Promptly following the consummation of the Merger, the Company will be converted into a Hawaii limited liability company pursuant to a plan of conversion under Section 414-271 of the HBCA (the “LLC Conversion”) and, concurrently therewith, the name of the Company be changed to “Alexander & Baldwin Investments, LLC”. Promptly following the consummation of the LLC Conversion, the name of A&B REIT Holdings will be changed to “Alexander & Baldwin, Inc.”

EXHIBIT B
INFORMATION SCHEDULE
Authorized Signatories for Prudential

Cornelia Cheng Vice President PRUDENTIAL CAPITAL GROUP 2029 Century Park East, Suite 715 Los Angeles, California 90067 Telephone: (310) 295-5013 Facsimile: (310) 295-5019	Jason Richardson Managing Director PRUDENTIAL CAPITAL GROUP 2029 Century Park East, Suite 715 Los Angeles, California 90067 Telephone: (310) 295-5012 Facsimile: (310) 295-5019
Brad Wiginton Vice President PRUDENTIAL CAPITAL GROUP 2029 Century Park East, Suite 715 Los Angeles, California 90067 Telephone: (310) 295-5014 Facsimile: (310) 295-5019	Charles Senner PRUDENTIAL CAPITAL GROUP Prudential Tower, 655 Broad Street 14th Floor – South Tower Newark, New Jersey 07102 Telephone: (973) 802-6660 Facsimile: (973) 624-6432
James McCrane PRUDENTIAL CAPITAL GROUP Prudential Tower, 655 Broad Street 14th Floor – South Tower Newark, New Jersey 07102 Telephone: (973) 802-4222 Facsimile: (973) 624-6432

Authorized Signatories for the Company

James Mead Alexander & Baldwin, LLC 822 Bishop Street P.O. Box 3440 Honolulu, Hawaii 96801-3440 Telephone: (808) 525-8492 Facsimile: (808) 525-6651	Paul Ito Alexander & Baldwin, LLC 822 Bishop Street P.O. Box 3440 Honolulu, Hawaii 96801-3440 Telephone: (808) 525-8415 Facsimile: (808) 525-6651
Nelson Chun Alexander & Baldwin, LLC 822 Bishop Street P.O. Box 3440 Honolulu, Hawaii 96801-3440 Telephone: (808) 525-6622 Facsimile: (808) 525-6616